Exhibit 99.B(d)(17)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Aronson+Johnson+Ortiz, LP

(the “Agreement”)

Dated July 1, 2003, as amended October 11, 2005,

July 6, 2007 December 17, 2008, January 10, 2011 and June 24, 2011

For purposes of this Schedule B, terms used herein shall have the following meanings:

“Assets” shall have the meaning given in Paragraph 1 of the Agreement.

“Fund” shall mean any series of the Trust for which Sub-Adviser manages Assets.

“SEI Similar Account Assets” shall mean all assets managed by Sub-Adviser for any Fund of SEI Institutional Investments Trust, SEI Institutional Managed Trust, Adviser Managed Trust, SEI Canada Group of Funds, SEI Global Master Fund plc, SEI Global Assets Fund plc and SEI Global Investments Fund plc that is managed according to Sub-Adviser’s Large Cap - Absolute Value Low Tracking Error, Large Cap Absolute Value, and Large Cap 1000 mandates.

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Large Cap and Large Cap Diversified Alpha Funds

Sub-Adviser’s Large Cap Absolute Value Mandate  and Large Cap 1000 Assets:

X.XX% on the first $XXX million of Assets;

X.XX% on the next $XXX million of Assets;

X.XX% on Assets over $XXX million.

Sub-Adviser’s Large Cap Absolute Value — Low Tracking Error Mandate Assets:

X.XX% on the first $XXX million of Assets;

X.XX% on the next $XXX million of Assets;

X.XX% on Assets over $XXX million.

All SEI Similar Account Assets invested in the Absolute Value and Large Cap 1000 mandates shall have breakpoints calculated on commingled assets, with individual adviser fund fees allocated pro rata.

All SEI Similar Account Assets invested in the Absolute Value — Low Tracking Error mandate will utilize the assets size of the previous two mandates for calculation of the requisite breakpoint only on its marginal assets.  In other words, as long as the combined assets of sub-adviser’s Large Cap Absolute Value and Large Cap 1000 mandates are over $XXX million, assets in the sub-adviser’s Low Tracking Error mandate shall be priced at a flat X.XX%.  Individual adviser fund fees shall be allocated among this mandate pro rata.

U.S. Managed Volatility Fund

Sub-Adviser’s Managed Volatility Mandate	X.XX% on all Assets.

Agreed and Accepted:

SEI Investments Management Corporation	Aronson+Johnson+Ortiz, LP

By:	By:

/s/ Greg McIntire	/s/ Theodore R. Aronson

Name:	Name:

Greg McIntire	Theodore R. Aronson

Title:	Title:

Vice President	Managing Principal